EXHIBIT 10.18

NORTH AMERICA NON-EXCLUSIVE DISTRIBUTOR AGREEMENT

GENERAC POWER SYSTEMS, INC.

Non-Exclusive Distributor Agreement

THIS AGREEMENT and its attachments is made as of the 13th day of February. 2015 by and between Generac PowerSystems, Inc. (“Generac”), a Wisconsin Corporation, located at Highway 59 and Hillside Road, Waukesha, Wisconsin 53187, USA and Titan Energy Systems a ___________ corporation, located at 6321 Bury Drive, Eden Prairie, MN, (“Distributor”), collectively referred to hereinafter as “the parties.”

ARTICLE I. APPOINTMENT AND SCOPE

1.1Appointment. This Agreement constitutes an appointment of Distributor as a non-exclusive Distributor of Generac products, components, and parts thereto, including without limitation, those listed on Appendix #1 (“Products”) in the Sales and Service Area, defined by Appendix 2. The scope and type of Products sold by Distributor or offered by Generac may be amended by Generac in accordance with this Agreement. This Agreement is non-exclusive and Generac has the right to make direct sales or provide services in any geographic area or market vertical and to appoint additional GAIN Dealers, residential dealers or other buyers similarly situated to Distributor in any geographic area or market vertical at any time in its sole discretion.

1.2Scope. The relationship between Generac and Distributor is that of a seller and buyer. Neither Distributor nor its employees and agents are or will be the agents or representatives of Generac for any purpose whatsoever. Distributor, its employees or agents, are not granted by this Agreement or otherwise any expressed or implied right or authority to assume or create any obligation or responsibility on behalf of or in the name of Generac. Generac agrees to sell and Distributor agrees to buy the Products under the terms and conditions listed herein. Any and all Products purchased by Distributor shall be subject to the terms and conditions in this Agreement.

ARTICLE II. DISTRIBUTOR’S OBLIGATIONS

2.1Insurance. Without limiting the Distributor’s indemnity obligations, Distributor shall maintain in effect during the term hereof and for a period of no less than five years thereafter liability insurance policies, with a recognized carrier providing A.M. Best financial rating of at least “A-VIII” aggregate coverage of not less than $3 million and not less than $1 million per occurrence; workers’ compensation and employer’s liability in compliance with statutory and federal laws and requirements of the hiring and working states with minimum employer’s liability limits of $500,000 each accident; $500,000 disease policy limit;  and  $500,000  disease  each employee;  commercial  automobile  liability  with  minimum  combined  single  limits  of $1,000,000 each accident. Such policies will include Generac as the additional insured and a certificate of insurance will be provided to Generac upon request. Distributor shall provide Generac ten (10) days’ prior written notice of any cancellation, lapse or expiration.

2.2	Training. In order to provide and develop qualified personnel, Distributor shall send appropriate personnel to conferences and training programs provided by Generac.

2.3 Inventory. Distributor agrees to maintain sufficient inventory of Products and parts to meet its customers’ needs within the Sales and Service Area, but not less than quantities reasonably recommended by Generac.

2.4 Sales and Service Area. The Sales and Service Area assigned to the Distributor by this Agreement is non-exclusive. The Sales and Service Area may be comprised of a geographic territory, a market vertical or both. The Sales and Service Area may or may not include Generac National Accounts (as defined below). Distributor shall use best efforts to sell and promote the Products in the Sales and Service Area. Distributor’s sales and service performance shall be measured only within the Sales and Service Area.

2.5 Marketing Obligations. Distributor shall display Generac identification signs of the type and in a manner and in places approved by Generac, including, but not limited to signs on the Distributor’s facilities. All signage, advertising and branding must be in line with Generac’s policies and guidelines and will be displayed in a type and manner approved by Generac. Distributor will participate in marketing, advertising and branding programs as requested by Generac.

2.6	Financial Obligations. Distributor shall invest and maintain sufficient working capital and resources to achieve sales

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objectives and share of market satisfactory to Generac within the Sales and Service Area.

2.7 Performance. Generac may conduct biannual reviews of Distributor’s performance. Distributor agrees to make available upon the occasion of such reviews, all Distributor’s records and employees which would contribute to the overall value of these reviews. Generac, in its sole discretion, shall issue specific requirements and objectives, including without limitation, target sales, market penetration and other goals as detailed in Distributor’s performance dashboard (“Dashboard Deliverables”), to the Distributor for appropriate and timely implementation according to timelines established by Generac in its sole discretion. Once per year, Generac shall have the right to add to, subtract from or change the Dashboard Deliverables in its sole discretion for any reason. Distributor shall meet sales and service responsibilities and other requirements specified in this Agreement and Dashboard Deliverables (“Performance Standards”). If, in the sole discretion of Generac, Distributor does not meet or make adequate progress toward meeting the Performance Standards, it shall be considered a material breach of this Agreement, and Generac shall be entitled to take any action available including without limitation, termination of this Agreement for cause. If Distributor does not meet Performance Standards or Distributor Development Plan as described in Section 2.8, Generac shall provide Distributor with a Performance Improvement Plan detailing terms and conditions which Distributor must meet within a specified time frame (“PIP”). While the PIP is in effect, Generac may in its sole discretion, amend the scope and type of Products sold by Distributor and/or Distributor’s Sales and Service Area upon ninety (90) days’ written notice.

2.8 Distributor Development Plan. Distributor shall comply with the Distributor Development Plan in Appendix #5, which may be modified or added to by Generac at any time in its sole discretion. If, in the sole discretion of Generac, Distributor does not meet or make adequate progress toward meeting the Distributor Development Plan, it shall be considered a material breach of this Agreement.

2.9 Records and Inspections. Distributor shall submit to Generac within ninety (90) days or as otherwise mutually agreed after the end of its fiscal year, audited and consolidated financials for the year. Distributor shall maintain and submit current reports of sales, owner registration and inventory, service and warranty reports and such other reports as may be requested by Generac, but limited to only those documents which pertain the relationship between Distributor and Generac. Distributor shall permit Generac or its authorized representatives during normal business hours to enter and inspect Distributor’s place of business and facilities, and to examine Distributor’s books and records and all supporting data of Distributor’s business, and to make copies upon Generac’s request of any such records or accounts for the sole purpose of analyzing Distributor’s compliance with this Agreement or otherwise establishing creditworthiness.

2.10 Facilities. Distributor agrees to provide and maintain at the location or locations specified in Appendix #3, facilities acceptable in appearance to Generac and with adequate size, space and proximity to major economic markets in relation to the Distributor’s sales and service potential to properly sell, service, display and store Products. Distributor agrees to provide one hundred and twenty (120) days’ written notice to Generac before changing any facility location.

2.11 Compliance with Laws. In performance of this Agreement, Distributor agrees to comply with all applicable laws and regulations, including without limitation, those with respect to anticorruption, including Article VII below, wages, hours, labor conditions and the Occupational Safety and Health Act of 1970. If this Agreement or a Purchase Order (or sub-contract) covers material and/or services to be utilized in the fulfillment of a government contact, Distributor agrees to comply with the Equal Opportunity Clause set forth in Section 202 of Executive Order 11246 (and any amendments thereto), the Affirmative Action Clause prescribed by the Vietnam Era Veterans Readjustment Assistance Act of 1974; Minority Business Enterprises Clause requirements of Executive Order 11625; and the Affirmative Action Clause prescribed by Executive Order 11758 unless exempt from such compliance.

2.12 National Accounts. During the course of the Agreement, Generac may agree to directly sell Products to and service Products for various national and regional purchasers (“National Accounts”). Upon request and approval by Generac, Distributor may participate in the sales or service of Products for National Accounts. Distributor shall routinely interface with National Accounts and make best efforts to provide timely service and support for Products. For each National Account, Distributor shall comply with National Account specific terms and conditions established exclusively by Generac (“National Account Program Terms”). Such National Account Program Terms shall be detailed in separate written program and incorporated by reference into this Agreement. Generac may terminate or alter National Account Program Terms and Distributor’s ability to participate in National Accounts at any time and for any reason. Distributor shall participate in periodic calls with Generac to discuss National Account Program Terms and additional requirements.

2.13 Notification of Ownership Structure. Distributor shall provide Generac with a detailed list of Distributor’s ownership structure once per annum, upon the Anniversary Date of the execution of this Agreement.

2.14 GAIN Dealer Program. During the course of this Agreement, Generac may establish one or more affiliated dealers (“GAIN Dealer(s)”) in Distributor’s Sales and Service Area. Distributor shall provide warranty, service, training and sales support to GAIN Dealers at the request of Generac. Distributor shall use commercially reasonable efforts to sign up GAIN Dealers and drive GAIN

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Dealer performance in Distributor’s Sales and Service Area. Before enrollment, Generac shall review with Distributor, applications and other materials for each GAIN Dealer in Distributor’s Sales and Service Area. Generac shall take into account Distributor’s comments and opinions on GAIN Dealer before enrollment. Notwithstanding the foregoing, Generac exclusively reserves the right to determine GAIN Dealer’s enrollment and terminate eligibility in the GAIN Dealer Program at any time for any reason. Generac’s exclusive right to enroll GAIN Dealers shall not apply only if Distributor reasonably refuses to sell to GAIN Dealer or acquiesce to GAIN Dealer’s enrollment in the GAIN Dealer Program. If Distributor refuses to support GAIN Dealer, Generac shall have the right to sell Products to and support GAIN Dealer through any available means. Generac may sign up GAIN Dealers and assign or reassign GAIN Dealers to Distributor or other distributors at any time and for any reason. Generac also reserves the right to alter or terminate the GAIN Dealer Program at any time for any reason. Distributor may not impose any terms and conditions on GAIN Dealer which frustrate the intent of the GAIN Dealer Program or violate any term in this Agreement.

2.15 Sales to GAIN Dealers. Distributor shall accept orders from GAIN Dealers for Products and subsequently place corresponding orders with Generac for Products pursuant to the terms of the GAIN Dealer Program established by Generac as may be amended from time to time in Generac’s sole discretion. Distributor shall sell Products to GAIN Distributors at prices not to exceed a maximum established by Generac in Generac’s sole discretion. Distributor may not refuse to sell Products to GAIN Dealers unless (1) GAIN Dealer is delinquent in payment of past invoices or (2) GAIN Dealer does not have reasonably sufficient credit to purchase Products.

ARTICLE III. TERMS AND CONDITIONS OF SALE

3.1Acceptance of Orders. No order submitted by Distributor for the purchase of Generac Products or parts shall obligate Generac in any manner whatsoever unless and until such order is accepted by Generac’s written acknowledgment. Generac retains the right to reject any order in its sole discretion.

3.2Pricing. Purchases from Generac under this Agreement will be made at the current price established by Generac’s online pricing catalog subject to discounts established by Generac in its sole discretion. Distributor will receive no commission or other remuneration on direct sales made by Generac unless agreed to by Generac in advance in writing on a case by case basis. Generac reserves the right to adjust the pricing of Products at any time at Generac’s sole discretion.

3.3Taxes. Distributor shall pay all federal, state and local sales, use or other excise taxes, charges and duties arising by reason of this order and all other taxes, charges and duties of whatever nature assessed upon the goods described on the front side hereof.

3.4Terms of Payment. Terms of payment shall be one percent (1%) discount within ten (10) days, Net thirty (30) days, or by a letter of credit issued to Generac by a major US bank subject to Generac’s approval. Distributor will provide Generac’s credit department with financial and other information for determination of financial status within thirty (30) days of execution of this Agreement, and as requested from time to time by Generac’s finance department. Generac reserves the right to obtain Distributor’s credit information at any time, and Distributor shall comply with any requests for information needed to facilitate the same. Generac shall be entitled to its costs and attorney s fees incurred to collect any past due amount, whether or not litigation is commenced. Generac may suspend shipment or delivery until payments are made. If Distributor is delinquent in payment of invoices, Generac may charge a service charge of the higher of two percent (2%) per month, or the maximum lawful rate. Generac may at any time decline to make any shipment or delivery or perform any work except upon Distributor’s payment of past invoices and/or prepayment of an order or upon such other terms and conditions as are acceptable to Generac’s credit department. If Generac deems it necessary to cancel any outstanding order due to Distributor’s financial condition, Distributor agrees to reimburse Generac for reasonable cancellation charges. Generac may apply any payments received to Distributor’s oldest outstanding invoices regardless of any instructions to the contrary from the Distributor. Payment for shipments delayed at Distributor’s request shall become due on the date Generac is prepared to make shipment thereof, and Generac may impose reasonable storage and handling charges for such delayed shipments.

3.5Orders. Orders from Distributor that are accepted and approved by Generac will be filled in the ordinary course of business, and Generac will not be liable for any failure to accept or fill orders. Generac will not be liable for any delays in filling orders, for the loss of Generac product sales, nor for any damage to Products occurring after the Products are delivered. Generac has the right to reject and not accept any order from Distributor for any reason prior to shipment. Acceptance of any order by Generac does not constitute an agreement to accept future orders from Distributor. Distributor may terminate an order only upon payment of all Generac’s costs incurred for the work performed before termination plus a reasonable profit on such costs. In no case may Distributor termination an order after shipment of the Products.

3.6Shipping Terms. All Products shall be shipped FCA Generac’s applicable manufacturing facility (INCOTERMS 2010). Claims for shipping errors or merchandise defects will be waived unless made in writing to Generac within 10 days after receipt of such shipment. Claims for shortages, losses and apparent or concealed damages sustained in transit shall be made by Distributor with the carrier. The shipment date mentioned on Generac’s order acknowledgment, if any, is Generac’s best approximation of the probable shipment date and is not a fixed or guaranteed shipment date. Generac shall not be responsible

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for any damage or loss resulting, whether directly or incidentally, from delayed shipments.

3.7Security Interest. Distributor hereby grants Generac a security interest in all Products sold until the full amount of the purchase price has been paid by Distributor. Distributor hereby authorizes Generac to file a financing statement signed only by Generac as Distributor’s attorney in fact in all places where necessary or appropriate to perfect such security interest. Distributor shall take any action that Generac reasonably requests to preserve Generac’s security interest.

3.8Sales Restriction. Distributor agrees not to sell any Products which Distributor cannot service unless Generac has given its prior written consent to such sale, which consent Generac may withhold in its sole discretion.

3.9Indemnification. Distributor agrees to indemnify, defend, and hold harmless Generac from and against any claims, damages, liabilities, costs and expenses (including attorney fees and costs) arising out of or relating to Distributor’s acts or omissions which arise from performance under this Agreement, violation of this Agreement or applicable law, negligence or willful misconduct.

3.10Additional Terms and Conditions. Distributor agrees to be bound by such additional terms and conditions of sale as provided in Generac’s standard acknowledgment and invoice forms (“Additional Terms and Conditions”), which terms and conditions form part of this Agreement and prevail over any conflicting terms and conditions contained in Distributor’s purchase order form. To the extent there exists any conflict between Additional Terms and Conditions and this Agreement, the Agreement shall control.

3.11Restriction on Sale of Competitive Products. Distributor shall not sell any products competitive with the Products during the term of the Agreement without Generac’s consent.

3.12Return of Products. No Products may be returned to Generac without Generac’s prior written consent.

ARTICLE IV. TERMS AND CONDITIONS OF SERVICE

4.1Service Policies & Procedures Manual. Distributor agrees to comply with all the terms and provisions provided in Generac’s General Service Policy, including without limitation, those requirements for establishing a training center (the “Policy”), which may be modified and updated by Generac from time to time in Generac’s sole discretion.

4.2Distributor’s Service Department. Distributor shall provide adequate service facilities/capabilities to promptly service all Products, including warranty service, as requested by end users of Products without regard to the which dealer or distributor sold the product. Distributor agrees that such service facility shall comply with standards established by Generac from time to time, in Generac’s sole discretion. Distributor will supply prompt and efficient maintenance, warranty, and repair service for Generac and purchasers of Products in strict accordance with all procedures, bulletins, manuals, the Warranty (as defined below) and the Policy. Distributor agrees to; secure test equipment for the servicing of Products; acquire and maintain a library of parts catalogs, service bulletins, service manuals and other service information made available by Generac. Distributor also agrees to carry appropriate service technician kits as prescribed by Generac.

4.3Warranty.  Generac’s warranty as stated in its warranty policy and procedure statement (the “Warranty”), which is incorporated herein by reference, shall apply as the case may be to the applicable Products. Distributor agrees to provide warranty service for the Products in accordance with the Warranty. Generac will be responsible for the cost of warranty service and parts in accordance with the Warranty. Generac reserves the right to change and modify the Warranty at any time in its sole discretion. Distributor is not authorized to provide any other warranty on behalf of Generac.

4.4LIMITATION OF LIABILITY. GENERAC SHALL NOT BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES FOR ANY REASON, INCLUDING WITHOUT LIMITATION, THOSE CAUSED BY DEFECTS IN MATERIALS OR WORKMANSHIP; ANY DELAY IN REPAIR OR REPLACEMENT OF THE DEFECTIVE PARTS; OR TERMINATION OR BREACH OF THIS AGREEMENT. THERE IS NO EXPRESS WARRANTY EXCEPT AS PROVIDED IN THE WARRANTY. GENERAC HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ANY IMPLIED WARRANTIES WHICH ARE ALLOWED BY LAW, SHALL BE LIMITED IN DURATION TO THE TERMS OF THE EXPRESS WARRANTY. GENERAC’S MAXIMUM LIABILITY FOR DAMAGES SHALL BE LIMITED TO THE COST OF DISTRIBUTOR’S INVENTORY AT THE TIME THAT ANY SUCH LIABILITY ACCRUES.

4.5Warranty Claims. Distributor agrees to make all claims for warranty adjustment within thirty (30) days after making the repair or replacement for the owner and using methods approved by Generac. All parts claimed to be covered under the

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Warranty, and for which an adjustment is sought, shall be properly paid prior to claim submittal. Distributor agrees to follow the Warranty and repair Products without charge to any owner of Products who may apply and be accepted for warranty repair. Distributor shall file all warranty claims online through a site established by Generac.

4.6Warranty Labor Rates. Generac shall pay the labor rate not to exceed Generac’s limits in accordance with the then current flat rate schedule, as established in Generac’s sole discretion. This rate is predicated upon compliance with Article IV. Any failure to comply with these requirements shall be proper cause to adjust such rate.

4.7Service Training. All Distributor technicians performing warranty work must complete any applicable Generac training courses.

4.8Warranty Payments and Credits. Generac shall have the exclusive authority to determine the application of warranty payments and credits to Distributor.

4.9Use of Subcontractors. Should Distributor elect to sub-contract service and/or installation, Generac shall not be responsible for said service and/or installation. Distributor is solely responsible for all service and/or installation whether Distributor elects to sub-contract or not. Distributor may not subcontract warranty or service bulletin repairs without Generac’s express consent.

4.10Startup and Registration Records. Distributor shall maintain and provide accurate registration, startup and activation data to Generac within thirty (30) days of startup and upon request by Generac.

ARTICLE V. CONFIDENTIAL & MATERIAL NON-PUBLIC INFORMATION

5.1 Confidential Information. Distributor acknowledges that during the course of this Agreement it may receive access to information concerning Generac’s marketing and business plans, sales strategies, advertising programs, pricing, costs, customers, technology and manufacturing methods, regardless whether Generac will designate this information as confidential. Distributor shall hold all such information in strict confidence and shall not use or disclose the same except as required to perform its obligations under this Agreement.

5.2 Material Non-Public Information: Distributor acknowledges that it is aware, and will inform its employees, officers, directors, partners, agents, advisors or representatives and those of its affiliates, that the securities laws of the United States (as well as stock exchange regulations) prohibit any person who has material, non-public information concerning Generac or a possible transaction involving Generac from purchasing or selling securities in Generac or its publicly-traded affiliate, Generac Holdings Inc. (GNRC), when in possession of such information and from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information.

5.3Intellectual Property. Distributor shall use Generac intellectual property, including without limitation any patents, inventions, discoveries, improvements, copyrights, trademarks and trade secrets (“IP”) only with the express consent of Generac, and said IP use shall be limited to the uses stated in this Agreement or as otherwise agreed upon by Generac in writing. Additionally, Distributor shall only use current versions of Generac logos and marketing materials, as determined by Generac.

5.3.1Distributor shall promptly and completely disclose to Generac all inventions, discoveries and/or improvements relating to the Products that Distributor through its officers, directors, employees or agents, individually or jointly, during the term of this Agreement or during a period of one (1) year after termination of this Agreement, may invent, discover, conceive or originate;

5.3.2Distributor shall assign to Generac all of Distributor’s right, title and interest in and to all inventions, discoveries and improvements (including copyrights) relating to the Products which Distributor through its officers, directors, employees or agents, individually or jointly, may invent, discover, conceive or originate during the term of this Agreement or for a period of six (6) months after termination of this Agreement.

5.3.3Distributor shall fully cooperate with Generac in applying for and securing in the name of Generac patents and/or copyrights with respect to the inventions, discovers and/or improvements in each country in which Generac may desire to secure protection. Distributor will use reasonable efforts not to employ or assign anyone to design or manufacture the Products who has not agreed to fully assign all inventions, discoveries and improvements (including copyrights) to Distributor or who Distributor might have reason to believe will refuse to live up to the conditions set forth herein.  Distributor shall promptly execute all proper documents presented by Generac to Distributor for signature to enable Generac to secure such patent and/or copyright protection and to transfer legal title therein, together with any patents and/or copyrights that may be issued thereon to Generac. Generac shall

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reimburse Distributor for its reasonable expenses in cooperating with Generac, but only to the extent as previously approved in writing by Generac; and Distributor shall give such true information and testimony, under oath if requested, relative to any invention, discovery and/or improvement that is disclosed to Generac under the terms hereof.

5.4Trademarks. Generac grants to Distributor, and Distributor hereby accepts, a nonexclusive, nontransferable and royalty-free right and license to use the Generac trademarks in connection with the sale and service of the Products for so long as the Generac trademarks are used by Distributor in accordance with Generac’s standards, specifications and instructions, but in no event beyond the term of this Agreement. Distributor shall acquire no right, title or interest in such Generac trademarks as part of the Distributor’s corporate or trade name or on products not specifically authorized by Generac in writing or permit any third party to do so. Distributor shall only utilize and display current forms of Generac trademarks.

5.5Termination of Use. Distributor acknowledges Generac’s proprietary rights in and to the Generac IP and Distributor hereby waives in favor of Generac all rights to any IP now or hereafter originated by Generac. Distributor shall not adopt, use or register any words, phrases or symbols that are identical to or confusingly similar to any of Generac’s trademarks or trade names in the United States and internationally. Upon termination of this Agreement, Distributor shall cease and desist from use of the Generac IP in    any manner.

5.6Non-Solicitation of Employees. During the term of this Agreement and for a period of one (1) year after the expiration or termination of this Agreement, each party hereto agrees that, without the written consent of the other party, it shall not induce or attempt to induce any employee, agent or former employee or agent of the other party to leave the employ of the other party, or hire any such employee, agent or former employee or agent in any business or capacity.

ARTICLE VI. TERM AND TERMINATION

6.1Term. The term of this Agreement will commence on the Effective Date and will continue in effect until March 31, 2016 (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically terminate unless Generac provides the Distributor with at least ninety (90) days’  written notice of renewal (“Renewal Notice”). Upon Renewal Notice, the Agreement will be renewed for a consecutive additional two-year (2) period beyond the expiration of the then current term (each a “Renewal Term”). Notwithstanding the foregoing, Distributor may elect not to renew by providing written notice to Generac of nonrenewal at least ninety (90) days before the expiration of the Initial Term or any Renewal Term. Further, this Agreement may be terminated in accordance with the terms and conditions set forth in Article 6.2.

6.2Termination with cause. This agreement may be terminated upon written notification for any of the following reasons:

(a) effective immediately, if either party should violate or fail to satisfy any term or provision of this Agreement; (b) effective immediately, if Distributor knowingly makes any false or untrue statements or representations to Generac herein or in the performance of its obligations hereunder; and (c) effective immediately, if either party is subject to voluntary or involuntary bankruptcy, has a negative net worth, or is unable to pay its debts as they come due; (d) effective immediately, in the event Generac has received no acceptable orders for Generac product from Distributor for a period of one hundred and eighty (180) consecutive days; (e) effective immediately, in the event Distributor engages in an unauthorized change of control which includes without limitation, a sale of all or substantially all of Distributor’s assets, or Distributor’s Owner(s) death or physical or mental incapacity, as defined below.

6.3Distributor Succession. Generac shall provide Distributor with the following succession options:

(a) Change in Control. Upon written request made by Distributor and Distributor’s Owners, Generac shall give good faith consideration to any succession plan for a change in the control or ownership of the Distributor. If such consent is given, it shall be contingent upon the following at the time the change occurs:

(i)	The consent of all other owner(s) of the Distributor.

(ii)	The vesting of the control or ownership with the person or persons designated.

(iii)	The approval by Generac of the Distributor’s sales performance, facilities, financial strength and any other measurable which Generac considers to be relevant.

(v)The execution of a new Distributor Agreement.

If such consent is withheld by Generac and the Distributor, nonetheless, proceeds with the change, this Agreement shall terminate immediately. Change in control or ownership shall mean any event which may affect the operation of Distributor’s business, including but not limited to withdrawal of an individual proprietor, any addition to or subtraction from the partners involved if the Distributor is a partnership, or any change in the shareholders, if the Distributor is a

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corporation.

(b) Death or Incapacity. Upon written request made within thirty (30) days of the date of death or physical or mental incapacity of Distributor or Distributor’s owner(s), by the appointed representative of the deceased or incapacitated person and all other persons having ownership interest in the Distributor’s business, Generac shall refrain for a period of one hundred eighty (180) days from exercising its right to terminate this Agreement because of the death or incapacitation of said Distributor or Distributor’s owner(s), and Generac shall during such 180-day period give good faith consideration to any request for the transfer of the Distributorship, together with its rights and obligations under this Agreement, to one or more other parties.  If such consent is given, a new Agreement shall be executed.  If such consent is withheld, this Agreement shall terminate automatically at the expiration of the 180-day period referred to herein.

(c) Succession Plan. Upon Generac’s receipt and approval of a Distributor Succession Plan, Generac’s consent for transfer of Distributorship shall automatically be given as long as Distributor follows the approved Succession Plan. Generac’s approval for Distributor Succession Plan shall be given in Generac’s sole discretion.

6.4Effect of Termination. Upon termination of this Agreement: (a) Generac is relieved of any obligation to make any further shipments hereunder, and may without liability cancel any unshipped orders of Distributor for Products; (b) neither party shall be released from the payment of any sum then owing to the other; (c) all indebtedness of Distributor shall become immediately due and payable to Generac; (d) on any Products which may be shipped after termination or notice thereof, Generac may establish terms of cash on delivery or cash prior to shipment; (e) Distributor shall cease to operate as or represent that Distributor is an authorized Distributor and shall remove and discontinue use of any identification and any promotions or advertising that associates Distributor with Generac; (f) Distributor shall remove all signs and advertising displays bearing the name Generac or any other trade names or trademarks of Generac or any of its affiliated companies from Distributor’s business establishment and vehicles and thereafter shall not use such names or trademarks in connection with any business conducted by Distributor; (g) Distributor agrees to deliver to Generac all service history records, relating to the Products covered by this Agreement; (h) final settlement of Distributor’s account with Generac shall not be made until all requirements of this Agreement are complied with by the Distributor. Further, neither Generac nor Distributor shall be liable to the other for any damages caused by the termination of this Agreement, whether based upon loss of anticipated sales or prospective profits, expenditures, investments, leases, property improvements or other matters related to the business of the parties; (i) Generac shall have the right to consummate arrangements with a replacement Distributor at any time.

ARTICLE VII U.S. FOREIGN CORRUPT PRACTICES ACT (“FCPA”)

Seller has complete confidence that Distributor and its associates are of the highest integrity, but U.S. law requires Generac to address the following matters formally and in good faith. Consequently, none of the following provisions should be in any way interpreted as a negative commentary on the business practices of any party.

7.1Distributor agrees that in performing its duties under this Agreement it has not and will not violate the laws and regulations of the United States of America (including the FCPA), or any other relevant State.

7.2Distributor agrees that in performing its duties under this Agreement it will not offer, promise, or make any payments, loans, gifts of money, or anything of more than nominal value:

(a) to an official or employee of any government; or to an official or employee of any department, agency, or instrumentality of a government;  or to an  employee of any corporation  or entity owned or controlled by a government; or to an immediate family member of such officials or employees; or

(b)	to any political party, party official, or political candidate; or

(c) to any other person if Partner knows or has reason to believe that any part of the payment, loan, or gift will be given directly, indirectly, or through a third party to any of the persons described above.

7.3Distributor represents and warrants that none of its agents, partners, owners, principals, or employees is or will be an official or employee of any government department, entity, instrumentality, or government-owned corporation, nor of any political party, nor is any of them a political candidate; Distributor agrees that it has no right to assign any portion of this contract, that it will not use sub-agents, representatives, or sub-partners that have not been approved in writing by Generac.

7.4Distributor acknowledges that Generac has not authorized it in any manner to violate any relevant law or regulation, including the FCPA, and agrees that it will not accept any purported future authorization that is made orally, but instead will require such authorization to be in writing from Generac.

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7.5Distributor agrees to follow the policy and procedure of Generac concerning payments for reasonable travel expenses, meals, entertainment, gifts, etc., should it become applicable. Generac will supply a copy of its policy and procedures.

7.6Distributor agrees that Generac may disclose in writing to any governmental entity or person with which Generac transactions business as may be required for Generac’s compliance under FCPA the role of Distributor and any payments to or financial arrangements made by Generac with Distributor in connection with this Agreement.

7.7Distributor agrees to respond in reasonable detail to any request from Generac, its outside auditors, or its counsel regarding any of the issues raised in this Article VII, including allowing inspection of its books and records at any time during ordinary business hours by Generac or any person it designates for that express purpose subject to the confidentiality terms of this agreement but any reporting requirements set forth under the FCPA.

7.8Distributor agrees and represents that should any of the prohibited activities described above occur, or if there are any changes in the ownership or control of the Distributor, that Distributor will immediately advise the Generac in writing of such occurrence.

7.9If Distributor violates the payment prohibitions described herein, this entire Agreement shall (i) be void ab initio; (ii) Distributor will be liable to repay all funds received from Generac under this Agreement; and (iii) Distributor will agree to release any claim for future compensation under this Agreement.

7.10Distributor agrees (i) to make and keep books, records and accounts that accurately, fairly, and in reasonable detail reflect the transactions and dispositions of the assets of each company; and (ii) to devise and maintain a system of internal accounting controls sufficient to ensure that transactions are executed and access to assets is limited in accordance with management authorization, that transactions are recorded in a manner that allows financial statements to be prepared in accordance with International Accounting Standards, that there is accountability for the disposition of assets, and that discrepancies in the accounts are addressed.

ARTICLE VIII. EXPORT RESTRICTIONS

8.1Destination Control. Distributor shall not export, sell or otherwise dispose of any Products to any country not approved for export or to any person or entity Distributor knows, or should know, will result, directly or indirectly, in disposition of the Products contrary to U.S. Export Administrative Regulations (15 CFR parts 730-774) and/or Office of Foreign Assets Control (31 CFR 500-597) implemented pursuant to the Trading with the Enemy Act, (50 USC 1-44) and the International Emergency Economic Powers Act (50 USC 1701-1706). Distributor shall not export, sell or otherwise dispose of any Products outside of  the country in which Distributor’s Sales and Service Area is situated.

ARTICLE IX. GENERAL PROVISIONS

9.1Force Majeure.  The non-monetary obligations of either party to perform under this Agreement shall be excused during each period of delay caused by matters such as fires, riots, flood, strikes, shortages of fuel, power, raw materials, or supplies, government orders, freight embargo, transportation delays, wars, acts of terrorism, insurrections, acts of God, or any other matters which are reasonably beyond the control of the party obligated to perform.

9.2Limitations of Actions. No action at law or in equity, and no demand for arbitration, shall be commenced by Distributor against Generac more than 18 months after the date of delivery of the Products to Distributor.

9.3Reservation of Rights. Generac grants to Distributor only those rights expressly stated in this Agreement. Except to the extent otherwise expressly provided in this Agreement, Generac retains all rights. This Agreement does not concern any other brands or products, except the Products identified in this Agreement. Generac and/or its related entities and affiliates reserve the right to own, acquire, manage, sell, display or service other products and other brands in any area (including the Sales and Service Area), including those that may compete with the Products. Generac reserves the right to share information, including information concerning Distributor, with its related entities and affiliates. Generac reserves the right to receive incentives, rebates or other payments from third-party suppliers, including without limitation related to purchases by or through Distributor from such third party suppliers. Generac shall have the right to adopt, modify and enforce policies, product instructions and programs from time to time in its sole discretion and in accordance with its own business judgment. Distributor agrees to comply with such policies and programs, and understands that failure to comply shall be considered a material breach of this Agreement.

9.4Entire Agreement. This Agreement and the attached Products Listing (Appendix #1), Sales and Service  Area Definition (Appendix #2), Facilities List (Appendix #3), Website License Agreement (Appendix #4), Distributor Development Plan (Appendix #5), and all other documents referenced in this Agreement, are incorporated herein, and set forth the entire Agreement and understanding between the parties on the subject matter hereof. Neither of the parties shall be bound by any conditions, definitions, representations, or warranties with respect to the subject matter of this Agreement, other than as

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expressly provided herein or as duly set forth on or subsequent to the date hereof in writing, signed by a duly authorized representative of the party to be bound thereby. This Agreement shall supersede any prior agreements between the parties hereto.

9.5Severability/Waiver. The illegality or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of any remaining provisions hereof. The failure of either party at any time to require performance by the other party of any of the provisions herein shall not operate as a waiver of the right of such party to require strict performance of the same or other provisions hereof at a later time.

9.6Alteration. This Agreement is not subject to alteration except as mutually agreed in writing.

9.7Applicable Law. This Agreement shall be construed, enforced, and performed in accordance with the laws of the State of Wisconsin without reference to the principles of conflicts of laws.

9.8Arbitration. Any disputes, claims or controversies arising under or relating to this Agreement, including but not limited to any tort claims, shall be determined by binding arbitration. The arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with the commercial rules and procedures of the AAA. The arbitration shall be conducted by a single, neutral arbitrator selected by mutual agreement of the parties or, if the parties cannot reach an agreement, by the AAA under its standard selection procedures. The arbitration shall take place in Waukesha, Wisconsin, USA. The arbitrator shall construe this Agreement in accordance with the laws of the State of Wisconsin without reference to the principles of conflicts of laws. All fees and expenses of the arbitration shall be borne by the parties equally. However, each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proof. Judgment on any arbitration award rendered by the arbitrator may be entered in any court of competent jurisdiction. This arbitration provision shall survive if this Agreement should be adjudged null and void or should be canceled or terminated for any reason.

9.9Assignment. Except with the prior written consent of Generac, Distributor shall not transfer, including by merger, consolidation, or dissolution, (1) any discretion granted it under this Agreement, (2) any right that it has to satisfy a condition under this Agreement, (3) any remedy that it has under this Agreement, or (4) any obligation imposed on it under this Agreement. Any purported transfer in violation of this section will be void.

IN WITNESS WHEREOF, Generac and Distributor have caused this instrument to be executed by their duly authorized employees, as of the day and year first above written.

GENERAC POWER SYSTEMS, INC.		TITAN ENERGY SYSTEMS INC.
(Generac)		(Distributor)
Sign:	/s/ Kyle Raabe	Sign:	/s/ Nathan Mazurek
Print:	Kyle Raabe	Print:	Nathan J. Mazurek
Title:	VP of Industrial Sales	Title:	President

Highway 59 & Hillside Road
P.O. Box 8
Waukesha, WI 53187
Telephone:	(262) 544-4811	Telephone:	212 867 0700
Facsimile:	(262) 968-6940	Facsimile:	212 867 1325

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Appendix #1 – Product List

The following terms are incorporated by reference into the Agreement. Distributor is authorized to sell only the following Generac Products subject to and in accordance with the terms of this Agreement:

If a Product category is listed above, but not marked as authorized, Distributor is not authorized to sell such Products. The Products covered by this Agreement shall be made available to Distributor only in such models and under such trademarks as shall be determined by Generac from time to time in its sole discretion. The scope and type of Products offered to Distributor or sold by Generac as detailed in this Appendix may be amended, added to or subtracted from in accordance with this Agreement by Generac in its sole discretion.

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Appendix #2 –  Sales and Service Area

Distributor’s Sales and Service Area shall be comprised of the following:

MINNESOTA/IOWA/NEBRASKA MARKET

MN/IA/NE Market
MO/WY/ND/SD Market
MINNESOTA
NEBRASKA

County	State	County	State	County	State
Adair	Iowa	Worth	Iowa	Buffalo	Nebraska
Adams	Iowa	Wright	Iowa	Burt	Nebraska
Allamakee	Iowa	Aitkin	Minnesota	Butler	Nebraska
Appanoose	Iowa	Anoka	Minnesota	Cass	Nebraska
Audubon	Iowa	Becker	Minnesota	Cedar	Nebraska
Benton	Iowa	Beltrami	Minnesota	Chase	Nebraska
Black Hawk	Iowa	Benton	Minnesota	Cherry	Nebraska
Boone	Iowa	Big Stone	Minnesota	Cheyenne	Nebraska
Bremer	Iowa	Blue Earth	Minnesota	Clay	Nebraska
Buchanan	Iowa	Brown	Minnesota	Colfax	Nebraska
Buena Vista	Iowa	Carlton	Minnesota	Cuming	Nebraska
Butler	Iowa	Carver	Minnesota	Custer	Nebraska
Calhoun	Iowa	Cass	Minnesota	Dakota	Nebraska
Carroll	Iowa	Chippewa	Minnesota	Dawes	Nebraska
Cass	Iowa	Chisago	Minnesota	Dawson	Nebraska

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Appendix #3 Facilities

Distributor’s location or locations are specified as the following:

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Appendix #4 Web Site License Agreement

Generac is owner and has certain proprietary rights to registered trademarks, logos, photos, images, animation and information all contained within the Generac web sites (“Proprietary Information”).

Distributor desires to acquire a non-exclusive license to use Proprietary Information (the “License”). Based on the mutual promises made in this agreement, the parties agree as follows:

1.

License Grant.  Subject to the terms and conditions of this Agreement, Generac grants Distributor a limited-term License (without the right to grant sublicenses) to use the Proprietary Information for the purpose of developing a web site.

2.	Ownership. Distributor acknowledges that it does not have any ownership rights to the Proprietary Information by virtue of this agreement.

3.	Web Site Development, Updates, Revisions and Maintenance of Proprietary Information.

a.	All logo and registered trademark information must be reproduced in the same color, font and format as produced by Generac. The Registration Mark (“®”) and Trademark (“™”) are required, as applicable.

b.

All specification data will carry the disclaimer “Posted specifications are subject to change.” The most current specification data will be available on the Generac web site server. Distributor will be permitted to refer web site visitors back to the Generac web sites or link directly to the files (.pdf format) on the Generac web site server for the most current information.  Distributor will not be permitted to duplicate, copy or transfer files (.pdf or .wmv formats) to Distributor web site.  Distributor will be responsible for maintaining accurate and up-to-date data, URL links, trademarks and logos on said web site.

c.

Product images or photos contained within the Generac web sites may be used; however, may not be modified without the prior written consent of Generac.  All other photos or images of Generac or its Products must be approved by Generac prior to Distributor posting on said web site.

d.

Generac online applications such as service publications, manuals, submittal drawings, video clips, etc. Will not be permitted on the Distributor web site. Distributor will be permitted to refer web site visitors back to the Generac web sites or link directly to the files (.pdf or .wmv format) on the Generac web site server for the most current information.

e.

Generac will grant permission for use of the Proprietary Information only to a Distributor who has a current, signed Buy-Sell or Distributor Agreement on file with Generac. Sub-dealers will be referred to their Dealer.

f.	Generac will not permit any of the Proprietary Information to be used in any manner without appropriate references to Generac and its logos and registered trademarks.

g.

The Distributor web site must exhibit a professional image, appropriate text, images and photos consistent with Generac corporate strategic objectives.    The Distributor web site will not contain any information, comments, photos, images or animation that Generac may view as being detrimental to Generac.

4.

Limitations.  Distributor agrees that it will refrain from duplicating, copying or transferring the Proprietary Information or any part thereof for use other than the development of the Distributor web site without the prior written consent of Generac.

5.

Termination.  Generac may terminate this License immediately at any time and for any reason whatsoever, including without limitation, upon Distributor’s breach of the License or Agreement. The License shall automatically terminate upon termination of the Agreement.

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Appendix #5 Distributor Development Plan

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